THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF MASSACHUSETTS, EASTERN DIVISION

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In re:

CHAPTER 7

CASE NO. 02-13545-CJK

UROMED CORPORATION /d/b/a
ALLIANT MEDICAL TECHNOLOGIES, INC.

Debtor.

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ORDER GRANTING TRUSTEE’S MOTION FOR AUTHORITY TO
SELL BY PRIVATE SALE CERTAIN ASSET FREE AND CLEAR OF
ALL LIENS, CLAIMS AND ENCUMBRANCES

This matter having been heard in Boston, Massachusetts on January 19, 2005, on the Trustee’s Motion for Authority to Sell by Private Sale Certain Asset Free and Clear of All Liens, Claims and Encumbrances, the asset comprising of the corporate shall of the Debtor (the "Asset") and good cause appearing, and finding that: (a) the Trustee has accepted the offer of Park Avenue Group, Inc. ("Park Avenue") to purchase the Asset for $35,000 ("Purchase Price") and the Trustee has received the full Purchase Price from Park Avenue; (b) Park Avenue is a good faith purchaser within the meaning of 11 U.S.C. Section 363(m); (c) the Trustee has given notice of the Asset sale pursuant to 11 U.S.C. Section 363, Fed. R. Bankr. P. 2002(a)(2) and 6004, and MLBR 2002-5 and 6004-1(a)(1) and all parties had until January 10, 2005 4:30PM to make counteroffers or objections to the sale of the Asset to Park Avenue; and (d) no counteroffers or objections have been filed; therefore, it is ORDERED:

a. The purchase and sale agreement between the Trustee and Park Avenue for the sale of the Asset free and clear of all liens, claims and encumbrances is approved;
b. The existing officers and directors of the Debtor are deemed removed from office, Park Avenue is authorized to appoint a new board of directors, and the new board of directors is authorized to amend the articles of incorporation with respect to the capital stock of the Debtor.
c. All valid liens, claims and encumbrances shall attach to the proceeds of the sale in the order provided by law.
d. The form of the Notice of Private Sale of Asset is approved.
e. The Trustee is authorized to pay from the proceeds of the sale of the Asset all secured claims that are not disputed by the Trustee and any undisputed amounts due the Trustee pursuant to Section 506(c) of the Bankruptcy Code.
f. Park Avenue is a purchaser in good faith.

SO ORDERED in the District of Massachusetts, Eastern Division on January 19, 2005.

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Robert Somma

United States Bankruptcy Judge